Exhibit 99.1

Fantex, Inc. Enters Into Brand Contract With Alshon Jeffery

Fantex, Inc. agrees to acquire a 13% interest in the brand income of Alshon Jeffery for $7.94 million

SAN FRANCISCO, Calif., September 18, 2014 — Fantex, Inc. announced today that it has entered into a brand contract with Alshon Jeffery. Under the terms of the contract, Fantex, Inc. would acquire for $7.94 million a 13% interest in the brand income of Alshon Jeffery, as defined in the brand contract, contingent upon Fantex, Inc. obtaining financing necessary to pay the purchase price.

This press release shall not constitute an offer to sell any securities.